Exhibit 15

June 4, 2004

Board of Directors

Atmos Energy Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Atmos Energy Corporation for the registration of 1,000,000 shares of its common stock to be filed with the Securities and Exchange Commission pertaining to the Retirement Savings Plan and Trust of Atmos Energy Corporation of our reports dated February 6, 2004 and May 10, 2004 relating to the unaudited condensed consolidated interim financial statements of Atmos Energy Corporation that are included in its Quarterly Reports on Form 10-Q for the quarters ended December 31, 2003 and March 31, 2004, respectively.

/s/ ERNST & YOUNG LLP

Dallas, Texas